                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                         OF THE SECURITIES ACT OF 1934

Filed by the Registrant                                     [x]
Filed by a Party other than the Registrant                  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                            Riser Foods, Inc.
   ----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Riser Foods, Inc.
   ----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[x]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(3).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction
                 applies:
                   Class A Common Stock $.01 par value
                 --------------------------------------------------------------

                   Class B Common Stock $.01 par value
                 --------------------------------------------------------------
         2)      Aggregate number of securities to which transaction
                 applies.                       N/A
                         ------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11: N/A
                                                             ------------------

         4)      Proposed maximum aggregate value of transaction:  N/A
                                                                 --------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:     N/A
                                    -------------------------------------------

         2)  Form, Schedule or Registration Statement No.:  N/A
                                                          ---------------------

         3)  Filing Party:             N/A
                          -----------------------------------------------------

         4)  Date Filed:               N/A
                        -------------------------------------------------------

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Riser Foods, Inc. (the "Company") to be held at its corporate headquarters located at 5300 Richmond Road, Bedford Heights, Ohio 44146, on December 8, 1995, at 10:00 a.m. Official Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

         The only proposal to be acted upon at the Meeting is the election of directors. The Board of Directors recommends a vote for the Company's nominees.

         We appreciate the prompt return of your signed proxy; your vote is important.

         On behalf of the Board of Directors and management of the Company, thank you for your cooperation and continued support.

                                                Sincerely,



                                                Anthony C. Rego
                                                Chairman of the Board
                                                and Chief Executive Officer


October 26, 1995

                ______________________________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1995
                ______________________________________________


To the Stockholders of Riser Foods, Inc.:

         The Annual Meeting of Stockholders of Riser Foods, Inc. (the "Company"), a Delaware corporation, will be held at its corporate headquarters located at 5300 Richmond Road, Bedford Heights, Ohio 44146, on Friday, December 8, 1995, at 10:00 a.m., Eastern Standard Time, for the following purposes:

         1. To elect twelve directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Stockholders of record at the close of business on October 16, 1995 will be entitled to vote at the Annual Meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the Annual Meeting. However, the Company urges you to assure your representation at the Annual Meeting by signing and returning the enclosed proxy in the postage prepaid envelope provided as promptly as possible. The giving of this proxy does not affect your right to vote in person if you attend the Annual Meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Anthony C. Rego
                                              Chairman of the Board
                                              and Chief Executive Officer

October 26, 1995

               _________________________________________________

                                PROXY STATEMENT
               _________________________________________________

                         ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 8, 1995

MATTERS TO BE CONSIDERED AT THE MEETING

         This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Riser Foods, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 8, 1995, or any adjournment thereof (the "Meeting") at the Company's headquarters, 5300 Richmond Road, Bedford Heights, Ohio 44146, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report for the fiscal year ended July 1, 1995 (the "1995 Fiscal Year") is being mailed together with this Proxy Statement and form of proxy on or about October 26, 1995 to stockholders of record at the close of business on October 16, 1995. The Company will pay the cost of soliciting proxies.

         The only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth in the attached Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Meeting for action to be taken thereon, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

VOTING, PROXIES AND REVOCABILITY

         As of the close of business on October 5, 1995, the Company had 8,680,117 shares of its Class A Common Stock, $.01 par value ("Class A Common Stock") outstanding and 955,613 shares of its Class B Common Stock, $.01 par value ("Class B Common Stock") outstanding. There were approximately 1,060 stockholders of record of the Company's Class A Common Stock and 28 stockholders of record of the Company's Class B Common Stock on such date. Holders of Class A Common Stock are entitled to one (1) vote in person or by proxy for each share held and, voting as a separate class, are entitled to elect four (4) directors. Holders of Class B Common Stock are entitled to ten
(10) votes in person or by proxy for each share held and, voting as a separate class, are entitled to elect the remaining nine (9) directors; however, there are only eight (8) nominees for election at the Meeting by the holders of Class B Common Stock as a result of a Class B director vacancy. See "Election of Directors."

         A majority of the votes entitled to be voted in each class of common stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the election of directors by that class. A majority of the votes entitled to be voted must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of other business. Under applicable provisions of Delaware law and the Company's charter documents, nominees receiving a plurality of the votes cast at a meeting at which a quorum is present will be elected as directors. Abstentions and broker non-votes will have no effect on the election of directors.

         Proxies which are returned and executed will be voted as specified therein. If no specification is made, the proxies will be voted FOR the election of the nominees listed below as directors.

         A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company at the above address either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the stockholder who executed it is present at the Meeting and votes in person.

         An inspector of elections appointed by the Board of Directors for the Meeting will count the votes cast in the election of directors. The Company's stock transfer agent, which will receive, inspect and tabulate the proxies returned by stockholders, will assist the inspector of elections in such counting.

         The Meeting may be adjourned and additional proxies solicited if, at the time of the Meeting, the votes necessary to approve any of the proposed actions have not been obtained. Any adjournment of the Meeting will require the affirmative vote of a majority of the common stock represented at the Meeting, in person or by proxy, even if less than a quorum.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

          The following table sets forth certain information, as of October 5, 1995, regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock owned by each director or nominee of the Company, each of the persons named in the Summary Compensation Table, each person known to the Company to own beneficially more than five percent (5%) of the outstanding shares of either class ("Five Percent Stockholder") and all directors and officers as a group. Except as otherwise noted, each person has sole voting power and sole investment power with respect to such shares.

                                            Number of         Percentage        Number of       Percentage
                                              Class A          of Class         Class B          of Class
Name of Beneficial Owner                      Shares          A Shares          Shares*          B Shares
------------------------                  -------------      -----------     ------------       ----------
5300 Richmond Road Corp.1                    1,553,630           N/A                    0          0.0
Thomas A. Rego2                                259,880           3.6              108,861         11.4
Charles A. Rini, Sr.3                          209,657           2.9              264,495         27.7
Anthony C. Rego4                               187,212           2.6               36,583          3.8
S. Lee Kohrman5                                 98,644           1.4                    0          0.0
Charles A. Rini, Jr.6                           40,642           **                     0          0.0
Anthony Rini7                                   30,046           **                     0          0.0
Charles A. Rego8                                26,000           **                24,219          2.5
Robert H. Kanner9                               16,500           **                     0          0.0
Ronald W. Ocasek10                              11,350           **                     0          0.0
Charles A. Rini11                                8,501           **                57,763          6.0
William A. Miller                                1,000           **                     0          0.0
James A. Schlindwein                             1,000           **                     0          0.0
Philip M. Sanson12                              28,645           **                53,802          5.6
Joseph E. Crimaldi13                            26,100           **                49,402          5.2
Directors and Officers
  as a Group (23 persons)14                    913,875           12.7             491,921         51.5

__________________________________

(notes from previous page)

* Upon compliance with certain conditions, Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis.

**       Indicates an amount less than one percent (1%).

1 Under Delaware law, shares of the Company held by 5300 Richmond Road Corp. will not be entitled to vote on matters requiring a stockholder vote or be counted for quorum purposes. Such shares are also excluded for purposes of calculating the Percentage of Class A Shares.
         Business address is c/o Riser Foods, Inc., 5300 Richmond Road, Bedford Heights, Ohio 44146.

2        Includes (i) 238,412 shares of Class A Common Stock owned by Mr.
         Rego's mother over which Mr. Rego exercises shared voting and investment power and (ii) 5,000 shares of Class A Common Stock that Mr. Rego has the right to acquire at $7.31 per share by exercise of stock options. Business address is c/o Riser Foods, Inc., 5300 Richmond Road, Bedford Heights, Ohio 44146.

3 Includes (i) 16,000 shares held in trust by Mr. Rini as trustee for his benefit, (ii) 173,558 shares of Class A Common Stock owned by 11 trusts of which Mr. Rini serves as trustee for the benefit of his children, (iii) 5,000 shares of Class A Common Stock owned by his children, (iv) 2,500 shares of Class A Common Stock owned by Mr. Rini's wife and 3,599 shares of Class A Common Stock held in trust for the benefit of his wife over which Mr. Rini does not exercise voting or investment power and (v) 9,000 shares of Class A Common Stock that Mr. Rini has the right to acquire at $7.31 per share by exercise of stock options. Business address is c/o Riser Foods, Inc., 5300 Richmond Road, Bedford Heights, Ohio 44146.

4 Includes (i) 100 shares of Class A Common Stock owned by Mr. Rego's wife, (ii) 64,497 shares of Class A Common Stock owned by Mr. Rego's children, (iii) 300 shares of Class B Stock owned by Mr. Rego's children and (iv) 9,000 shares of Class A Common Stock that Mr. Rego has the right to acquire at $7.31 per share by exercise of stock options.

5 Includes 98,644 shares of Class A Common Stock owned by Mr. Kohrman's wife as to which Mr. Kohrman disclaims beneficial ownership.

6 Includes 38,142 shares of Class A Common Stock held in trust for the benefit of Charles A. Rini, Jr. of which Charles A. Rini, Sr. serves as trustee and has sole power to direct the voting and investment of such shares which shares are also included within the number of shares beneficially owned by Charles A. Rini, Sr.

7 Includes 30,046 shares of Class A Common Stock owned by a trust of which Mr. Rini has sole power to direct the voting and investment of such shares.

8 Includes 5,000 shares of Class A Common Stock that Mr. Rego has the right to acquire at $7.31 per share by exercise of stock options.

9 Includes 16,500 shares of Class A Common Stock owned by a trust for the benefit of Mr. Kanner.

10 Includes (i) 5,000 shares of Class A Common Stock that Mr. Ocasek has the right to acquire at $10.31 per share and (ii) 6,000 shares of Class A Common Stock that Mr. Ocasek has the right to acquire at $7.31 per share by exercise of stock options.

                             ELECTION OF DIRECTORS

         The Company has nominated S. Lee Kohrman, Robert H. Kanner, William A. Miller and James A. Schlindwein as the directors to be elected by the holders of Class A Common Stock and Anthony C. Rego, Charles A. Rini, Sr., Ronald W. Ocasek, Thomas A. Rego, Charles A. Rego, Anthony Rini, Charles A. Rini and Charles A. Rini, Jr. as the directors to be elected by the holders of Class B Common Stock. All the nominees are currently members of the Board of Directors. Pursuant to the By-laws of the Company, the number of directors is fixed at thirteen; however, the Company has chosen to maintain a vacancy in order to obtain the services of a highly qualified candidate not now available to serve but who is expected to become available prior to the next annual meeting of stockholders.

         Each director will serve until the next annual meeting of stockholders and until his successor is duly elected and qualified. If a nominee for election to the Board of Directors is unable to serve as a director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee as may be named by the Board of Directors.

Biographical Information Concerning Nominees
--------------------------------------------

         Anthony C. Rego, 54, has served as Chairman of the Board and Chief Executive Officer since December 14, 1990 and served as Co-Chairman of the Board and Joint Chief Executive Officer from December 18, 1987 to December 14, 1990. He is also Vice President, Secretary and a director of Rini-Rego Supermarkets, Inc., f/k/a Fisher Foods, Inc. ("Rini-Rego"), a wholly owned subsidiary of the Company. He is a cousin of Thomas A. Rego and Charles A. Rego.

         Charles A. Rini, Sr., 57, has served as President, Chief Operating Officer and a director since December 18, 1987. He is also President and a director of Rini-Rego. He is the father of Charles A. Rini, Jr., a nephew of Anthony Rini and a cousin of Charles A. Rini.

         Ronald W. Ocasek, 49, has served as a director since December 10, 1993, and as Senior Vice President-Administration since December 11, 1992; Treasurer since May 22, 1991, and Chief Financial Officer since June 23, 1989. Mr. Ocasek is also Chief Financial Officer and Treasurer of Rini-Rego.

         Thomas A. Rego, 55, served as a director from December 18, 1987 to November 22, 1989 and since December 14, 1990. Mr. Rego has served as Senior Vice President-Store Development since June 8, 1988 and as Secretary from June 23, 1989 to December 14, 1990 and since November 10, 1994. He is a cousin of Anthony C. Rego and Charles A. Rego.

__________________________________

(notes continued from previous page)

11 Business address is c/o Rini Realty Company, 19050 Lorain Road, Fairview Park, Ohio 44126.

12 Mr. Sanson died on March 30, 1993, but is still listed as the record holder of such shares. Mailing address is c/o Riser Foods, Inc., 5300 Richmond Road, Bedford Heights, Ohio 44146.

13 Business address is c/o Rego Realty Company, 5300 Richmond Road, Bedford Heights, Ohio 44146.

14 Includes (i) 29,400 shares of Class A Common Stock that all directors and officers as a group have the right to acquire at $10.31 per share and (ii) 61,700 shares of Class A Common Stock that all directors and officers as a group have the right to acquire at $7.31 by exercise of stock options.

         Charles A. Rego, 53, has served as a director since November 22, 1989 and as Senior Vice President-Produce Operations since June 8, 1988. He is a cousin of Thomas A. Rego and Anthony C. Rego.

         Anthony Rini, 89, has served as a director since December 18, 1987. For more than five years prior to December 18, 1987, he served as a director of Rini Holding Company. He is the uncle of Charles A. Rini, Sr., Charles A. Rini, Jr. and Charles A. Rini.

         S. Lee Kohrman, 68, has served as a director since June 8, 1988. For more than five years he has been a Partner in the law firm of Kohrman Jackson & Krantz, legal counsel to the Company.

         Robert H. Kanner, 48, has served as a director since June 8, 1988. For more than five years he has served as Chairman of the Board and Chief Executive Officer of Pubco Corporation and its majority owned Bobbie Brooks, Incorporated subsidiary, which manufactures and markets computer data processing supplies and manufactures, assembles and distributes products for construction and related industries. Mr. Kanner is also a director of Aspen Imaging International, Inc. and CleveTrust Realty Investors.

         William A. Miller, 69, has served as a director since June 8, 1988. From 1987 to 1992 Mr. Miller served as Chairman of the Board of Durkee Famous Foods and for more than five years prior to 1987 he served as President and CEO of Durkee.

         Charles A. Rini, 43, has served as a director since February 25, 1991. For more than five years he has served as President of Rini Realty Company. He is a nephew of Anthony Rini and a cousin of Charles A. Rini, Sr. and Charles A. Rini, Jr.

         Charles A. Rini, Jr., 31, has served as a director since December 10, 1993. Since October 16, 1992, Mr. Rini has served as a Vice President of Rini Realty Company. From August, 1988 to December, 1991 he attended the Cleveland Marshall College of Law where he received his Juris Doctor. He is the son of Charles A. Rini, Sr., nephew of Anthony Rini and a cousin of Charles A. Rini.

         James A. Schlindwein, 66, has served as a director since December 9, 1994. For more than five years prior to August 31, 1994, he served as Executive Vice President-Merchandising Services for Sysco Corporation, Houston, Texas, a national institutional food service distributor, and from 1982 through 1994 served as a director of Sysco.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS AS SET FORTH HEREIN.

Other Executive Officers
------------------------

         Michael B. Petras, 54, has served as Executive Vice President-Retail Operations since April 6, 1995, Senior Vice President-Retail Operations from November 10, 1994 to April 5, 1995 and Vice President-Store Operations from January 3, 1994 to November 9, 1994. For more than five years prior to December, 1993, Mr. Petras served in various executive capacities, including Group Vice President of Store Operations and Group Vice President/General Manager-Discount Drug Division for First National Supermarkets, Inc., Maple Heights, Ohio, a supermarket chain.

         Frank D. Manetta, 52, has served as Executive Vice President-Wholesale Operations since April 6, 1995 and as Senior Vice President-Wholesale Operations from April 18, 1994 to April 5, 1995. From November, 1992 to April, 1994 he served as Senior Vice President of White Rose Foods, Somerset, New Jersey, a wholesale grocery distributor. For more than five years prior to November 1992, Mr. Manetta served in various executive capacities, including First Vice President, New England Region; Area Manager and Division President, Reading, Pennsylvania Division, for Wetterau Food Distribution Group, St. Louis, Missouri, a food wholesaler.

         Philip S. Arnone, 62, has served as Senior Vice
President-Merchandising since October, 1992 and Vice President, Merchandising and Procurement from September, 1990 to October, 1992.

         John A. Koscielski, 48, has served as Vice President-Wholesale Sales since July 5, 1992. From February 15, 1991 to July 5, 1992 he served as Director of Wholesale Grocery Sales and from March, 1988 through February, 1991 he served as Director of Retail Services, Wholesale Sales Department.

         Allen VanLuvender, 53, has served as Vice President-MIS since February 15, 1991 and Director-MIS from May 15, 1989 to February 15, 1991.

         Mark E. Packer, 53, has served as Vice President-Meat Operations since October, 1992. From June 8, 1988 to October, 1992 he served as Director of Meat Operations.

         Richard J. Nye, 58, has served as Vice President-Eagle Ice Cream since May 26, 1990. From July 1, 1986 to May 26, 1990 he served as General Manager of Eagle Ice Cream.

         Frank A. Zeiher, 39, has served as Vice President-Human Resources since January 3, 1994. For more than five years, Mr. Zeiher served in various capacities for the Company including Director of Retail Operations, Director of Productivity & Service and Retail Zone Manager.

         Phillip W. Oliveri, 34, has served as Director of Finance since December 6, 1992 and as Corporate Controller since November 28, 1988.

         Robert M. Catino, 56, has served as Assistant Secretary since June 8, 1988 and Director of Real Estate since March 14, 1989.

         Jeffrey P. Sabatine, 34, has served as General Counsel since September 14, 1992 and Assistant Secretary since December 11, 1992. From November 16, 1987 to September 4, 1992 Mr. Sabatine was an attorney with Kohrman Jackson & Krantz, Cleveland, Ohio.

Meetings and Committees of the Board of Directors
-------------------------------------------------

         During the 1995 Fiscal Year, the Board of Directors held four meetings and took action by unanimous written consent on four occasions. During the 1995 Fiscal Year, each of the directors attended at least 75% of (i) the total number of meetings held by committees of the Board on which such director served and (ii) the total number of meetings of the Board.

         The Board of Directors of the Company has a Compensation Committee, Audit Committee, Stock Option Committee and Executive Committee.

         The Compensation Committee, which held four meetings during the 1995 Fiscal Year, has the authority to review the salary and benefit structures of the Company with respect to executive officers and to make recommendations with respect to such matters. S. Lee Kohrman, William A. Miller and Robert H. Kanner are the members of the Compensation Committee.

         The Audit Committee, which held two meetings during the 1995 Fiscal Year, has the authority to recommend to the Board of Directors the independent accountants to audit the Company's and its consolidated subsidiaries' financial statements, to meet with the independent accountants and to review the Company's financial statements, results of audits and fees charged. S. Lee Kohrman, James A. Schlindwein and Robert H. Kanner are the members of the Audit Committee.

         The Stock Option Committee, which held one meeting during the 1995 Fiscal Year, has the authority to supervise the implementation of the Company's Stock Incentive Plan. S. Lee Kohrman, William A. Miller and Robert H. Kanner are the members of the Stock Option Committee.

         The Executive Committee, which held no meetings and took action by unanimous written consent on six occasions during the 1995 Fiscal Year, has the authority while the Board of Directors is not in session to appoint officers and agents of the Company, review compensation and allowances for directors, review and approve executive payroll and salaries, approve systems for the distribution of incentive compensation or cash bonuses under the Company's Bonus Program, borrow money and issue evidences of indebtedness, determine questions of general policy, make recommendations as to the declaration of dividends and such other powers as may be lawfully delegated to the Board of Directors which are not in conflict with the Company's Certificate of Incorporation or By-Laws, or applicable law. Anthony C. Rego and Charles A. Rini, Sr. are the members of the Executive Committee.

Compensation of Directors
-------------------------

         The Company compensates Messrs. Kanner, Miller and Schlindwein $12,000 per annum for their services as directors, and each is paid $800 for each directors' meeting which he attends. They are also reimbursed for their reasonable expenses incurred in the performance of their duties as directors. These arrangements have been in effect for each of the Company's last five fiscal years.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's securities ("10% Stockholders") to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange, Inc. Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required to be filed, the Company believes that during the 1995 Fiscal Year, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except the following: one report covering one transaction was filed late by each of Charles A. Rini, Sr., Thomas A. Rego and Ronald W. Ocasek, who are directors and officers of the Company; one report covering one transaction was filed late by Frank D. Manetta, an officer of the Company and one report covering one transaction was filed late by each of Anthony Rini, Charles A. Rini, Jr. and James A. Schlindwein, who are directors of the Company.

                             EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

         The following table sets forth information concerning the compensation of the Chief Executive Officer, the four other most highly compensated executive officers of the Company who served in such capacities as of July 1, 1995, and a former officer who would have been among the four most highly compensated executive officers had he been an executive officer at fiscal year-end (the "Named Officers").


                                                                                        Long Term
                                                                                       Compensation
                                                  Annual Compensation                    Awards
                                         -------------------------------------------   ------------
      Name and                                                     Other Annual          Stock           All Other
  Principal Position            Year     Salary ($)  Bonus ($)1    Compensation ($)2    Options (#)3    Compensation ($)4
  ------------------            ----     ----------  ---------     ----------------    ------------     ----------------
Anthony C. Rego                 1995     307,846     92,400             -0-             10,000          299,139
 Chairman and CEO               1994     300,000     22,500             -0-                -0-           19,536
                                1993     298,077     43,750             -0-              9,000           18,187

Charles A. Rini, Sr.            1995     307,846     92,400             -0-             10,000          352,767
 President and COO              1994     300,000     22,500             -0-                -0-            6,046
                                1993     298,077     43,750             -0-              9,000            4,828

Ronald W. Ocasek                1995     175,436     52,360             -0-             40,000          115,694
 Senior Vice President,         1994     170,290     12,750             -0-                -0-            3,191
 CFO and Treasurer              1993     160,939     23,623             -0-              6,000            1,211

Thomas A. Rego                  1995     166,525     43,318             -0-              7,000          158,892
 Senior Vice President          1994     161,180     10,479             -0-                -0-            2,932
 and Secretary                  1993     159,454     20,352             -0-              5,000            2,932

Charles A. Rego                 1995     165,464     43,037             -0-              7,000          130,533
 Senior Vice President          1994     161,180     10,479             -0-                -0-              -0-
                                1993     159,454     20,352             -0-              5,000              -0-

Joseph E. Crimaldi5             1995      99,795        -0-             -0-                -0-          154,643
 Former Senior Vice             1994     162,762     10,582             -0-                -0-           10,184
 President and Secretary        1993     161,019     20,551             -0-              5,000            8,968


_________________________________

1 Bonuses are shown for the fiscal year earned, but are paid in the following fiscal year.

2 No information is provided in the column labeled "Other Annual Compensation" since the aggregate amount of perquisites and other personal benefits for the periods indicated is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of the Named Officers.


_________________________________

(notes continued from previous page)

3 All options shown were granted by the Stock Option Committee under the Company's Stock Incentive Plan for Key Employees. Options shown for the 1993 Fiscal Year were granted on July 28, 1992 and became exercisable on July 28, 1994 at $7.31 per share. Options shown for the 1995 Fiscal Year were granted on February 14, 1995 and become exercisable on February 14, 1997 at $7.25 per share, except with respect to Mr. Ocasek. With respect to Mr. Ocasek, such options are exercisable to purchase up to 20,000 shares from and after February 14, 1997, to purchase up to 30,000 shares from and after February 14, 1998 and to purchase up to 40,000 shares from and after February 14, 1999. Such unexercised options expire ten years following the date of grant and will expire earlier if certain events occur, including if the optionee ceases to be an active employee, officer or director of the Company or dies or becomes disabled.

4 Information provided in the column labeled "All Other Compensation" for the 1995 Fiscal Year includes the following: (i) the value of life insurance premiums paid by the Company for the benefit of certain of the Named Officers as follows: Mr. A. Rego, $16,215; Mr. T. Rego, $2,934 and Mr. C. Rego, $4,348; (ii) the value of life insurance premiums paid by the Company net of premiums to be refunded to the Company for the benefit of Mr. A. Rego in the amount of $2,028 and for the benefit of Mr. Rini in the amount of $2,631; (iii) matching contributions to the Company's Employee Savings and Retirement Plan to certain of the Named Officers as follows: Mr. A. Rego, $5,523; Mr. Rini, $5,523; Mr. Ocasek, $5,151 and Mr. Crimaldi, $2,250 and (iv) contributions accrued under the Company's Supplemental Executive Retirement Plan for the benefit of certain of the Named Officers for service in prior fiscal years as follows: Mr. A. Rego, $211,771; Mr. Rini, $265,019; Mr. Ocasek, $84,285; Mr. T. Rego, $119,937 and Mr. C.
        Rego, $97,041 and for service in the 1995 Fiscal Year as follows:  Mr.
        A. Rego, $63,602; Mr. Rini, $79,594; Mr. Ocasek, $26,258; Mr. T. Rego,
        $36,021 and Mr. C. Rego, $29,144.

5 Mr. Crimaldi resigned from his position as Senior Vice President, Secretary and a director of the Company on November 7, 1994. The amount shown in the column labeled "All Other Compensation" represents $152,393 in severance payments, in cash and in kind, made to Mr. Crimaldi in the 1995 Fiscal Year pursuant to a Settlement Agreement and Release between Mr. Crimaldi and the Company dated November 7, 1994.
        In general, this agreement provides for severance payments of $163,873 per year, continued participation in the Company's medical insurance benefit program through November 30, 1996 and title to the Company vehicle used by him. Such agreement also contains a release of liability and prohibits Mr. Crimaldi from competing with the Company for a two-year period. Stock options issued in the 1993 fiscal year expired in accordance with the terms of the Company's Stock Incentive Plan for Key Employees.

Aggregated Option Exercises in 1995 Fiscal Year and Fiscal Year-End Option
--------------------------------------------------------------------------
Values
------

        The following table sets forth information on option exercises by the Named Officers during the 1995 Fiscal Year and the value of such Named Officers' unexercised in-the-money options at July 1, 1995, the last day of the 1995 Fiscal Year.


                            Number                             Number of Securities                      Value of
                           of Shares                          Underlying Unexercised               Unexercised In-the-Money
                           Acquired                          Options at Fiscal Year-End          Options at Fiscal Year-End($)
                              on           Value            ----------------------------         ----------------------------
Name                       Exercise      Realized ($)       Exercisable    Unexercisable         Exercisable    Unexercisable
----                       --------      ------------       -----------    -------------         -----------    -------------
Anthony C. Rego              -0-             -0-             9,000          10,000                25,335          28,750
Charles A. Rini, Sr.         -0-             -0-             9,000          10,000                25,335          28,750
Ronald W. Ocasek             -0-             -0-            11,000          40,000                16,860         115,000
Thomas A. Rego               -0-             -0-             5,000           7,000                14,075          20,125
Charles A. Rego              -0-             -0-             5,000           7,000                14,075          20,125
Joseph E. Crimaldi           -0-             -0-               -0-             -0-                   -0-             -0-


Supplemental Executive Retirement Plan
--------------------------------------

         On March 11, 1994, the Board of Directors authorized the Compensation Committee to take all necessary action to develop, adopt and implement a supplemental executive retirement plan (the "Plan"), funded by Company owned life insurance, in which executives of the Company at or above the level of vice president would be eligible to participate. The detailed Plan and agreements with each individual participant are being completed by the Compensation Committee and it is contemplated that the final form of the Plan and such agreements, to be effective as of July 1, 1994, will be reviewed and approved by the Board of Directors prior to the Meeting. Appropriate insurance has, therefore, been placed in force on fourteen executives, including the following Named Officers: Anthony C. Rego, Charles A. Rini, Sr., Ronald W. Ocasek, Thomas A. Rego and Charles A. Rego. The aggregate net past service cost (i.e. through July 2, 1994) for all fourteen participants and the fiscal 1995 costs therefor are $942,805 and $340,923 respectively. For the Named Officers, the amounts shown on the Summary Compensation Table labeled under the column "All Other Compensation" represent aggregate net past service cost and fiscal 1995 costs respectively for such Named Officers of $778,053 and $234,619.

         The structure of the Plan provides that fully vested defined benefits are determined at the onset of each participant's individual agreement with the Company and split-dollar life insurance is purchased by the Company in an amount necessary to fund such benefit obligation and to recover for the Company its cost of such insurance. Insurance purchased at the cost shown in the Summary Compensation Table will ultimately reimburse the Company for its expense to provide to the Named Officers who will be participants in the Plan, upon normal retirement at age 65, the following annual compensation for the balance of their respective lives:

         Named Officer                      Annual Retirement Compensation
         -------------                      ------------------------------
         Anthony C. Rego                                $100,000
         Charles A. Rini, Sr.                            100,000
         Ronald W. Ocasek                                 60,000
         Thomas A. Rego                                   50,000
         Charles A. Rego                                  50,000

Option Grants in 1995 Fiscal Year
--------------------------------

         The following table sets forth information on options to acquire shares of the Company's Class A Common Stock granted to the Named Officers during the 1995 Fiscal Year.


                                               Individual Grants
                                 -------------------------------------------------

                                                                                                Potential Realizable
                                                                                                 Value at Assumed
                                       Percent of Total                                         Annual Rates of Stock
                                           Options                                               Price Appreciation
                            No. of        Granted to                                              for Option Term3
                           Options       Employees in         Exercise        Expiration        ---------------------
Name                       Granted1       Fiscal Year       Price ($/sh)2        Date             5% ($)       10% ($)
----                    ---------------   ------------      ---------------   ----------        ----------  ----------
Anthony C. Rego         10,000             4.42              7.25             2/14/2005          45,595     115,546
Charles A. Rini, Sr.    10,000             4.42              7.25             2/14/2005          45,595     115,546
Ronald W. Ocasek        40,000            17.67              7.25             2/14/2005         182,379     462,185
Thomas A. Rego           7,000             3.09              7.25             2/14/2005          31,916      80,882
Charles A. Rego          7,000             3.09              7.25             2/14/2005          31,916      80,882
Joseph E. Crimaldi         -0-              -0-               N/A                   N/A             N/A         N/A



_________________________________

1 All options shown were granted on February 14, 1995 by the Stock Option Committee under the Company's Stock Incentive Plan for Key Employees and except with respect to Mr. Ocasek, are exercisable on February 14, 1997. With respect to Mr. Ocasek, such options are exercisable to purchase up to 20,000 shares from and after February 14, 1997, to purchase up to 30,000 shares from and after February 14, 1998 and to purchase up to 40,000 shares from and after February 14, 1999. Such unexercised options expire on February 14, 2005 and will expire earlier if certain events occur, including if the optionee ceases to be an active employee, officer or director of the Company or dies or becomes disabled.

2 Pursuant to the terms of the Stock Option Plan for Key Employees, the exercise price of the options granted must be at least 100% of the fair market value (mean of the high and low prices) of one share of Class A Common Stock on the date of grant of such options.

3 These values do not take into consideration the provisions of the options for nontransferability, vesting or termination of employment. There can be no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

         S. Lee Kohrman, a director of the Company, is a member of the Compensation Committee which reviews and makes recommendations concerning executive officers' salaries and bonuses. During the 1995 Fiscal Year, the Company engaged Kohrman Jackson & Krantz as legal counsel to the Company and its subsidiaries. Mr. Kohrman is a Partner in such law firm.

Compensation Committee Report Regarding Executive Compensation
--------------------------------------------------------------

         The Compensation Committee of Board of Directors (the "Committee") is composed of the individuals listed below, all of whom are outside directors. No member of the Committee has served as an officer of the Company or is eligible to participate in any of the compensation plans or programs it oversees.

         The hiring, retention and compensation of an executive is based chiefly upon the individual's experience, commitment to long-term service with the Company, relative compensation levels in the industry and marketplace, leadership qualities and identifiable contribution to the Company's financial results. Consequently, the compensation package of the Company's executives consists of a base salary reviewed each year, participation in the Company's Stock Incentive Plan for Key Employees (the "Stock Incentive Plan") and participation in the Company's Cash Bonus Program (the "Bonus Program").

         Using the above criteria and compensation package, the base compensation of Anthony C. Rego, the Company's Chief Executive Officer, for the fiscal year ended July 1, 1995, was substantially the same (an increase of approximately 4%). His predetermined share of the bonus pool distributed under the Bonus Program earned him $92,400 compared to $22,500 for the prior fiscal year, or an increase of 311%. During such period, he received options to purchase 10,000 shares under the Stock Incentive Plan at $7.25 per share.
Given special consideration in determination of the bonus award to Mr. Rego was his contribution to the Company's favorable financial results during such period.

                                                   Robert H. Kanner
                                                   S. Lee Kohrman
                                                   William A. Miller
Stock Price Performance
-----------------------

         The following graph is a comparison of the cumulative total return during the preceding five fiscal years for the Company's Class A Common Stock, the AMEX Market Value Index and the Dow Jones Food Retailers & Wholesalers Index assuming an initial investment of $100 on June 30, 1990 and the reinvestment of all dividends, if any. The information presented should not be interpreted as being necessarily indicative of future performance.


Measurement Period                     Riser                   Amex                 Dow Jones
 (Fiscal Year                          Foods,                  Market             Food Retailers
  Covered)                              Inc.                   Value              and Wholesalers
Measurement Pt-6/30/90                  $100                   $100                   $100

FYE 6/29/91                             $104                   $ 99                   $115
FYE 6/27/92                             $ 81                   $105                   $106
FYE 7/03/93                             $ 69                   $120                   $115
FYE 7/02/94                             $ 67                   $117                   $109
FYE 7/01/95                             $100                   $138                   $126

Certain Transactions
--------------------

        The Company was formed to act as the parent holding company in connection with the combination (the "Combination") of Fisher Foods, Inc. ("Fisher"), Rini Holding Company ("Rini"), Rego Supermarkets, Inc. ("Rego"), and American Seaway Foods, Inc. and two of its affiliated partnerships ("Seaway"). The effective date of the Combination was June 8, 1988 (the "Effective Date"). Subsequently, Rini and Rego were merged into Fisher and Fisher's name was changed to Rini-Rego Supermarkets, Inc.

         Since the Effective Date, the Company has leased five retail supermarket locations from Rini Realty Company ("Rini Realty"), an Ohio corporation whose shareholders were shareholders of Rini prior to the Combination and which is owned by affiliates of Riser including Charles A. Rini, Sr., a director and the President and Chief Operating Officer of the Company; Anthony Rini; Charles A. Rini and Charles A. Rini, Jr., who are each directors of the Company. Since the Effective Date, the Company has also leased two retail supermarket locations from Rego Realty Company ("Rego Realty"), an Ohio limited partnership whose partners were shareholders of Rego prior to the Combination and which is owned by affiliates of Riser including Anthony C. Rego, Chairman and Chief Executive Officer of the Company; Thomas A. Rego, a director, Senior Vice President and the Secretary of the Company; Charles A. Rego, a director and Senior Vice President of the Company and Joseph
E. Crimaldi, a Five Percent Stockholder of the Company and former officer and director of the Company. The Company's management believes that the terms and provisions of such leases reflect terms and conditions which are customary in the retail grocery industry and are at least as favorable to the Company as could be obtained from persons unrelated to the Company. Each of the leases provides for base rent plus additional rent based on a percentage of the Company's gross sales from such location and allows for an adjustment in the base rent every five years. Each lease provides that the Company pay real estate taxes, assessments, common area maintenance charges, insurance charges and utility expenses. During the 1995 Fiscal Year, the Company paid Rini Realty and Rego Realty annual fixed rent of $1,165,000 and $234,000, respectively. On May 1, 1987, a subsidiary of the Company made a loan to Rego Realty in the principal amount of $990,000 in connection with the acquisition of a supermarket location. This loan, the largest outstanding balance of which was $788,610 during the 1995 Fiscal Year, bears interest at 7.5% and has an outstanding balance of $735,979 as of October 3, 1995.

         As of September 22, 1995 the Company had accounts and notes receivable of approximately $5,578,000 due from other members of the Association of Stop-N-Shop Supermarkets (the "Association"), an association of independent supermarkets established as a cooperative advertising and purchasing organization. The Company has a 69% ownership and 38% voting interest in the Association. The accounts and notes receivable are primarily related to arms-length purchases of grocery related products and gift certificates by other members of the Association.

         From the Effective Date until July 14, 1995, the Company leased from Seaway Development Company ("Seaway Development") a warehouse complex in Bedford Heights, Ohio and its Cash-n-Carry facility in Cleveland, Ohio. Seaway Development is an Ohio general partnership whose partners were shareholders of Seaway prior to the Combination. Monthly base rental was $58,478 and $6,609 for the Bedford Heights and Cleveland properties, respectively. Payments under such leases, on an annual basis, totaled $781,040. The Company believes the terms and conditions of the leases from Seaway Development reflected then current market rental rates and were at least as favorable to the Company as could be obtained from persons not related to the Company. In July 1995, pursuant to put options contained in these leases, the Company was required to purchase these two buildings at an aggregate purchase price of $6,000,000.

         During the 1995 Fiscal Year, the Company engaged Kohrman Jackson & Krantz as legal counsel to the Company and its subsidiaries. S. Lee Kohrman, a director of the Company, is a Partner in such law firm.

         On September 14, 1995, Frank D. Manetta, the Company's Executive Vice President-Wholesale Operations, repaid a bridge loan made by the Company to him and his wife in connection with his joining the Company. During the 1995 Fiscal Year, the largest aggregate balance of this loan was $105,236, which loan had an interest rate of 8.25% and was secured by second mortgages on both his current and former residences.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors selected Arthur Andersen LLP as the Company's independent public accountants for the 1995 Fiscal Year. Representatives of that firm will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. The Board of Directors has retained discretion in the appointment of its independent public accountant for the fiscal year ending June 29, 1996.

                             ADDITIONAL INFORMATION

COST OF SOLICITATION OF PROXIES

         The cost of soliciting proxies will be paid by the Company including expenses for preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal interview.

STOCKHOLDER PROPOSAL DEADLINE

         A stockholder proposal intended to be presented at the 1996 Annual Meeting must be received by the Company on or before June 27, 1996 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposal should be addressed to Secretary, Riser Foods, Inc., 5300 Richmond Road, Bedford Heights, Ohio 44146.

OTHER BUSINESS

         The Company is not aware of any matters to be brought before the Meeting except those set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters come before the Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters.

         Stockholders are urged to date, sign and return the enclosed proxy in the envelope provided to make certain their shares are voted. A prompt response is helpful and your cooperation will be appreciated.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Anthony C. Rego
                                        Chairman of the Board
                                        and Chief Executive Officer

Bedford Heights, Ohio
October 26, 1995

             ___________________________________________________

                           ANNUAL REPORT ON FORM 10-K

         IN ADDITION TO ITS ANNUAL REPORT TO STOCKHOLDERS, THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY, WITHOUT CHARGE, OBTAIN A COPY WITHOUT EXHIBITS BY WRITING TO THE COMPANY, ATTENTION: RONALD W. OCASEK, CHIEF FINANCIAL OFFICER, RISER FOODS, INC., 5300 RICHMOND ROAD, BEDFORD HEIGHTS, OHIO 44146.
             ___________________________________________________

                                  RISER FOODS, INC.
P                               CLASS A COMMON STOCK
R              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
O             RISER FOODS, INC. FOR ANNUAL MEETING ON DECEMBER 8, 1995
X
Y The undersigned constitutes and appoints Anthony C. Rego and Charles A. Rini, Sr., and each of them, his true and lawful agent and proxy with full power of substitution in each, to represent the undersigned and to vote as designated below all shares of Class A Common Stock of Riser Foods, Inc. (the "Company"), held of record by the undersigned on October 16, 1995, at the annual meeting of stockholders to be held at the Company's offices on December 8, 1995 or any adjournment thereof.

         Election of Directors, Nominees:                               (change of address)

         S. Lee Kohrman, Robert H. Kanner, William A. Miller and        __________________________________

         James A. Schlindwein                                           __________________________________

                                                                        __________________________________
                                                                        (If you have written in the above
                                                                        space, please mark the
                                                                        corresponding box on the reverse
                                                                        side of this card.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
                                                                                                             SEE REVERSE
                                                                                                                 SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                            DETACH CARD

      [X]   PLEASE MARK YOUR                            SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.


                        FOR             WITHHELD
    1. Election of                                              2. In their discretion, the Proxies are authorized to
       Directors        [ ]               [ ]                      vote upon such other business as may properly
       (see reverse)                                               come before the meeting.

     For, except vote withheld from the following nominee(s):

     __________________________________________________________

                                                                   This proxy when properly executed will be voted
                                                                   in the manner directed herein by the stockholder.
                                            Change                 If no direction is made, this proxy will be voted to
                                              of     [  ]          elect all of the nominees for Director as set forth
                                            Address                in Item 1 above and in accordance with the best
                                                                   judgement of the Proxies on any other business
                                                                   which properly comes before the meeting.



SIGNATURE(S)  _____________________________________________________________   DATE

SIGNATURE(S)  _____________________________________________________________   DATE
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                            DETACH CARD

--------------------------------------------------------------------------------

                                  RISER FOODS, INC.
                                CLASS B COMMON STOCK
P
R              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
O             RISER FOODS, INC. FOR ANNUAL MEETING ON DECEMBER 8, 1995
X
Y        The undersigned constitutes and appoints Anthony C. Rego and
         Charles A. Rini, Sr., and each of them, his true and lawful agent and proxy with full power of substitution in each, to represent the undersigned and to vote as designated below all shares of Class B
         Common Stock of Riser Foods, Inc. (the "Company"), held of record by the undersigned on October 16, 1995, at the annual meeting of stockholders to be held at the Company's offices on December 8,
         1995 or any adjournment thereof.
         Election of Directors, Nominees:                                               (change of address)

         Anthony C. Rego, Charles A. Rini, Sr., Ronald W. Ocasek,               ______________________________________

         Thomas A. Rego, Charles A. Rini, Charles A. Rego, Anthony Rini,        ______________________________________

         Charles A. Rini, Jr.                                                   ______________________________________

                                                                                ______________________________________
                                                                                (If you have written in the above
                                                                                space, please mark the corresponding
                                                                                box on the reverse side of this card.)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
                                                                                                        SEE REVERSE
                                                                                                            SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                            DETACH CARD

      [X]   PLEASE MARK YOUR                            SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.



                           FOR               WITHHELD
    1. Election of                                                      2. In their discretion, the Proxies are authorized to
       Directors           [ ]                 [ ]                         vote upon such othe business as may properly
     (see reverse)                                                         come before the meeting.

     For, except vote withheld from the following nominee(s):

     ___________________________________________________________

                                                 Change                    This proxy when properly executed will be voted
                                                   of    [   ]             in the manner directed herein by the stockholder.
                                                 Address                   If no direction is made, this proxy will be voted to
                                                                           elect all of the nominees for Director as set forth
                                                                           in Item 1 above and in accordance with the best
                                                                           judgement of the Proxies on any other business
                                                                           which properly comes before the meeting.



SIGNATURE(S)  _____________________________________________________________   DATE _____________________

SIGNATURE(S)  _____________________________________________________________   DATE _____________________
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                            DETACH CARD